EXHIBIT 99.1

KENNEDY WILSON EUROPE REAL ESTATE PLC
KENNEDY WILSON EUROPE COMPLETES A £225 MILLION UNSECURED CORPORATE FINANCE FACILITY
1 September 2014. Kennedy Wilson Europe Real Estate Plc (“KWERE” or the “Company”), a London Stock Exchange listed company that invests in real estate and real estate loans in Europe (LSE: KWE), is pleased to announce that, together with certain of its wholly owned subsidiaries, it has entered into a three year unsecured floating rate revolving debt facility of up to £225 million (the “Debt Facility”) with a syndicate of banks comprising Bank of America Merrill Lynch as mandated lead arranger, as well as Deutsche Bank and J.P. Morgan.

The Company intends to use the funds available under the Debt Facility for its general corporate purposes, including, amongst other things, acquisitions of certain property and loan assets, meeting working capital requirements, and the payment of capital expenses.

The Debt Facility has a maturity date of 29 August 2017, with drawdown being available up until that date. The Company has not yet drawn down any funds under the Debt Facility.

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented: “We have a strong investment pipeline and this new unsecured corporate finance facility, which is the Company’s first, marks a significant step forward and provides us with additional firepower to capitalise on new investment opportunities and finance further acquisitions quickly, giving us a competitive edge in an active real estate market. In addition, it further optimises the Company’s capital structure and funding model and assists us in achieving our ultimate goal of delivering attractive returns for our shareholders.”

For further information, please contact:

FTI Consulting – financial public relations
Dido Laurimore/ Richard Sunderland/ Nick Taylor:             +44 (0)203 727 1000
kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed closed ended investment fund that invests in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilsoneuropeplc.com.
About Kennedy Wilson
Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.